                                                                Exhibit 99.1
For Immediate Release
December 6, 2007

           NORDSTROM SAME-STORE SALES FOR NOVEMBER INCREASE 8.7 PERCENT

      SEATTLE - December 6, 2007 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $804.9 million for the four-week period ending December 1, 2007, an increase of 7.4 percent compared to sales of $749.4 million for the four-week period ending November 25, 2006. Same-store sales increased
8.7 percent.
      Preliminary year-to-date sales of $7.12 billion increased 6.6 percent compared to sales of $6.68 billion during the same period in 2006. Year-to-date same-store sales increased 6.1 percent.

      The monthly same-store sales rate in November was positively impacted by the timing shift of having a 53rd week in fiscal 2006. As a result, a week of holiday shopping shifted from December to November results. Going forward, December same-store sales results are expected to be negatively impacted by this shift.

Sales Recording
      To hear Nordstrom's pre-recorded November sales message, please dial
(402) 220-6036.  This recording will be available for one week.

November Sales Results

SALES SUMMARY                           Total Sales (1)                  Same-store Sales (2)
(unaudited; $ in millions)              -----------                      ----------------
                              Fiscal         Fiscal    Percent                 Full-line   Rack
                               2007           2006      Increase       Total    Stores    Stores
                              ------         ------    --------       ------   ---------   ------
November                      $804.9         $749.4       7.4%           8.7%      8.7%     10.3%

Year-to-date                $7,118.7       $6,679.2       6.6%           6.1%      5.0%      9.8%

Number of stores(3)
     Full-line                 101             99
     Rack and other             56             53
     Faconnable boutiques        0             40
                               ---            ---
     Total                     157            192

Gross square footage    20,542,000     20,313,000

(1)Total sales results include the impact of the sales return reserve and sales from our international Faconnable boutiques through August 31, 2007 and our domestic Faconnable boutiques through October 31, 2007.
(2)Same-store sales results exclude the impact of the sales return reserve and sales from Faconnable.
(3)On October 31, 2007, we completed the previously announced sale of Faconnable.


Future Reporting Dates
      Nordstrom's financial release calendar for the next three months is currently planned as follows:

            December Sales Release              Thurs., January 10, 2008
            January Sales Release               Thurs., February 7, 2008
            Fourth Quarter Earnings Release     Mon., February 25, 2008
            February Sales Release              Thurs., March 6, 2008

      Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 157 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 101 Full-line stores, 51 Nordstrom Racks, two Jeffrey boutiques, one free-standing shoe store, and two clearance stores. In addition, Nordstrom serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:                  Media Contact:
Chris Holloway, 206-303-3290       Michael Boyd, 206-373-3038

Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, our ability to respond to the business environment and fashion trends, effective inventory management, the impact of economic and competitive market forces, successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, our compliance with information security and privacy laws and regulations, employment laws and regulations, and other laws and regulations applicable to the company, successful execution of our multi-channel strategy, our ability to safeguard our brand and reputation, efficient and proper allocation of our capital resources, successful execution of our technology strategy, the impact of terrorist activity or war on our customers and the retail industry, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, our ability to control costs, our ability to maintain our relationships with our employees, weather conditions, and hazards of nature that affect consumer traffic and consumers' purchasing patterns. Our SEC reports, including our Form 10-K for the fiscal year ended February 3, 2007, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.